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[LOGO]                                     INAMED CORPORATION
                                           5540 Ekwill Street, Suite D
                                           Santa Barbara, CA 93111
                                           (805) 692-5400 Telephone
News Release                               (805) 692-5432 Facsimile
for immediate release





INAMED PROVIDES MID-QUARTER SALES UPDATE
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SANTA BARBARA, CA, May 22, 2001 - Inamed Corporation (NASDAQ: IMDC) today provided investors with a mid-quarter sales update for the second quarter ending June 30, 2001. Sales through mid May 2001 were $31.3 million, down 4.5% from the prior year. On a year-to-date basis, sales were $89.1 million, 4.2% below the same period last year.

Commenting on the mid-quarter results, Richard G. Babbitt, Inamed's chairman and chief executive officer, said, "As in the first quarter, U.S. breast implant dollar sales are down, while unit sales are up, again due to a shift in mix. Outside the U.S., particularly in Europe, collagen sales continue to run behind the prior year, in part due to concerns relating to BSE. However, our obesity products again showed very strong sales in the first half of the second quarter, consistent with the prior quarter. We look forward to adding to our obesity product sales, as we continue to expect FDA approval for the Lap-Band before the close of the second quarter. We remain confident of our excellent long-term growth prospects."

ABOUT INAMED CORPORATION

Inamed is a global surgical and medical device company engaged in the development, manufacturing and marketing of products for the plastic and reconstructive surgery, aesthetic medicine and obesity markets. Inamed sells a variety of lifestyle products used to make people look younger and more attractive, including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and to improve lip definition. Inamed also sells products which address women's health issues, including breast implants for reconstructive surgery following a mastectomy, and devices which treat severe obesity and urinary incontinence.

                                     -more-

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FORWARD LOOKING STATEMENTS

This release contains, in addition to historical information, forward-looking statements. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those described in the Company's annual report on Form 10-K for the year ended December 31, 2000.

MEDIA CONTACT:                                     INVESTOR CONTACT:

Denise DesChenes/Anna Cordasco                     Michael Doty, SVP & CFO
Citigate Sard Verbinnen                            Inamed Corporation
212-687-8080                                       212-273-3430


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